EXHIBIT (a)(2)

                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                       HATTERAS MULTI-STRATEGY FUND, L.P.


         This Certificate of Limited Partnership of Hatteras Multi-Strategy Fund, L.P. (the "Limited Partnership") is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

         1. The name of the Limited Partnership is "Hatteras Multi-Strategy Fund, L.P."

         2. The address of the registered office of the Limited Partnership in Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The Limited Partnership's registered agent at that address is The Corporation Trust Company.

         3. The name and address of the general partner of the Limited Partnership is as follows:

                  NAME                               ADDRESS
                  ----                               -------

         Hatteras Investment Management LLC          8816 Six Forks Road
                                                     Suite 107
                                                     Raleigh, NC  27615
                                                     Attn: David B. Perkins


         IN WITNESS WHEREOF, the undersigned, the sole general partner of the Limited Partnership, has caused this Certificate of Limited Partnership to be duly executed as of this 29th day of October, 2004.



                                            HATTERAS MULTI-STRATEGY FUND, L.P.

                                            By:   HATTERAS INVESTMENT MANAGEMENT
                                                  LLC, its General Partner


                                            By:   /s/ David B. Perkins
                                               ---------------------------------
                                               Name:  David B. Perkins
                                               Title: President